Exhibit 4.2

NAVIENT LLC,

as the Successor Company

and

THE BANK OF NEW YORK MELLON,

as Trustee

EIGHTEENTH SUPPLEMENTAL INDENTURE

Dated as of October 28, 2026

This Eighteenth Supplemental Indenture, dated as of October 28, 2026 (this “Supplemental Indenture”), between Navient LLC (the “Successor Company”) and The Bank of New York Mellon (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Navient Corporation (the “Company”) and the Trustee executed and delivered the base indenture, dated as of July 18, 2014 (the “Base Indenture,” as amended, supplemented, waived or otherwise modified through the date hereto and hereby, the “Indenture”), to provide for the issuance of Securities in series;

WHEREAS, the Company and the Trustee executed and delivered the eleventh supplemental indenture, dated as of January 27, 2020, to provide for the establishment of a series of its Securities under the Base Indenture known as its “5.00% Senior Notes due 2027”;

WHEREAS, the Company and the Trustee executed and delivered the twelfth supplemental indenture, dated as of February 2, 2021, to provide for the establishment of a series of its Securities under the Base Indenture known as its “4.875% Senior Notes due 2028”;

WHEREAS, the Company and the Trustee executed and delivered the thirteenth supplemental indenture, dated as of November 4, 2021, to provide for the establishment of a series of its Securities under the Base Indenture known as its “5.500% Senior Notes due 2029”;

WHEREAS, the Company and the Trustee executed and delivered the fourteenth supplemental indenture, dated as of May 4, 2023, to provide for the establishment of a series of its Securities under the Base Indenture known as its “9.375% Senior Notes due 2030”;

WHEREAS, the Company and the Trustee executed and delivered the fifteenth supplemental indenture, dated as of November 3, 2023, to provide for the establishment of a series of its Securities under the Base Indenture known as its “11.500% Senior Notes due 2031”;

WHEREAS, the Company and the Trustee executed and delivered the sixteenth supplemental indenture, dated as of May 19, 2025, to provide for the establishment of a series of its Securities under the Base Indenture known as its “7.875% Senior Notes due 2032”;

WHEREAS, the Company and the Trustee executed and delivered the seventeenth supplemental indenture, dated as of May 29, 2026, to provide for the establishment of a series of its Securities under the Base Indenture known as its “9.375% Senior Notes due 2031”;

WHEREAS, effective the date hereof, the Company merged with and into the Successor Company pursuant to an Agreement and Plan of Merger in accordance with Section 18-209 of the Limited Liability Company Act of the State of Delaware and Section 251 of the General Corporation Law of the State of Delaware (the “Merger”);

WHEREAS, as a result of the Merger, the separate existence of the Company ceased and the Successor Company continued as the surviving limited liability company;

WHEREAS, pursuant to Section 6.04 of the Indenture, the Company may permit a merger of any other entity into the Company or permit the Company to be merged into any other entity so long as the conditions set forth in Section 6.04 are satisfied;

WHEREAS, one of the conditions set forth in Section 6.04 of the Indenture provides that the Company shall be the continuing entity, or the successor, transferee or lessee entity (if other than the Company) shall be organized and existing under the laws of the United States or any State thereof and expressly assume, by indenture supplemental thereto, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the Securities, according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders and the Trustee under the Indenture or under the Securities to be performed or observed by the Company;

WHEREAS, pursuant to Section 14.01(e) of the Indenture, the Trustee and the Successor Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder, to evidence the succession of another entity to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Securities of one or more series and in the Indenture or any supplemental indenture;

WHEREAS, the Successor Company has requested and hereby requests that the Trustee join in the execution and delivery of this Supplemental Indenture; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Assumption and Substitution

SECTION 2.1 Assumption. Pursuant to, and in compliance and in accordance with, Section 6.04(a) of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of and interest and premium, if any, on all the Securities, according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders and the Trustee under the Indenture or under the Securities to be performed or observed by the Company.

SECTION 2.2 Successor Substituted. In accordance with Section 6.04(b) of the Indenture, the Successor Company hereby succeeds to, and is substituted for, and may exercise every right and power of, and assumes all obligations and covenants of, the Company under the Indenture and the Securities with the same effect as if such successor entity had been named as the Company therein.

ARTICLE III

Miscellaneous

SECTION 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2 Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH OF THE PARTIES HERETO HEREBY IRREOVCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 3.3 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Successor Company. The recitals contained herein shall be taken as the statements solely of the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

SECTION 3.6 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.7 Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform its obligations under the Indenture and the Securities, (b) it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) it is a limited liability company organized and existing under the laws of Delaware, (d) immediately after the Merger, the Successor Company would not be in Default in the performance of any covenant or condition of the Indenture and (e) this Supplemental Indenture is executed and delivered pursuant to Section 14.01(e) of the Indenture and does not require the consent of the Securityholders.

SECTION 3.8 Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provisions of the TIA, such required provision shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and made effective as of the date first above written.

NAVIENT LLC, as the Successor Company

By:	/s/ Matthew Sheldon
Name:	Matthew Sheldon
Title:	Senior Vice President & General Counsel

[Signature Page – Eighteenth Supplemental Indenture (2014 Indenture)]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Terence Rawlins
Name:	Terence Rawlins
Title:	Vice President

[Signature Page – Eighteenth Supplemental Indenture (2014 Indenture)]